Exhibit 99.1

PRESS RELEASE

For release:	December 27, 2017

Contact:	Media
Stephen W. Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Limited Announces Additional Share Redemption and Dividend Program

George Town, Cayman Islands (December 27, 2017) – Global Indemnity Limited (NASDAQ:GBLI) announced today that it will acquire on December 29, 2017 3,397,031 of its A ordinary shares for approximately $83 million in the aggregate (approximately $24.44 per share) from former investors in vehicles managed by Fox Paine & Company, LLC.

Global Indemnity also announced the adoption of a dividend program. Although subject to the absolute discretion of the Board of Directors and factors, conditions, and prospects as such may exist from time to time when the Board of Directors considers the advisability of declaring a quarterly dividend, the Company currently anticipates an initial dividend rate of $0.25 per share per quarter ($1.00 per share per year).

Global Indemnity further announced that in consequence of the acquisition of the 3,397,031 shares, Fox Paine will be paid an $11 million advisory fee.

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this press release [1] do not address a number of risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, Global Indemnity’s redemption of A ordinary shares, announcement of a dividend program and payment of a fee for investment banking and advisory services. These statements are based on current expectations as of the time of this press release and involve a number of risks, uncertainties and assumptions, including those described in Global Indemnity’s filings with the Securities and Exchange Commission. Investors are cautioned that it is not possible for Global Indemnity to predict all risks, nor can we assess the impact of all factors on its business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.